Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS PROVIDES SELECTED FOURTH QUARTER 2006 FINANCIAL AND OPERATING DATA; PROVIDES 2007 GUIDANCE

CHICAGO - Feb. 23, 2007 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today provided selected fourth quarter 2006 financial and operating data.

Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the fourth quarter of 2006. There can be no assurance that final results will not differ materially from these preliminary results.

Three months ended December 31

	2005 Actual (as restated)	Range of Amounts Currently Anticipated to be Reported for 2006

Operating Revenues	$1,023 million	$1,115 to $1,135 million
Operating Income	$98 million	$80 to $100 million

The following are selected summary operating data including certain preliminary fourth quarter 2006 data.

U.S. Cellular Summary Operating Data

Quarter Ended	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Consolidated Markets:
All customers -
Customer units	5,815,000	5,729,000	5,704,000	5,633,000	5,482,000
Gross customer unit activations	389,000	365,000	347,000	434,000	419,000
Net customer unit activations	86,000	25,000	48,000	151,000	125,000
Retail customers -
Customer units	5,225,000	5,127,000	5,099,000	5,029,000	4,927,000
Gross customer unit activations	375,000	353,000	331,000	380,000	392,000
Net customer unit activations	98,000	28,000	49,000	122,000	130,000
Cell sites in service	5,947	5,726	5,583	5,438	5,428
Minutes of use (MOU) (1)	749	725	719	658	648
Postpay churn rate per month (1)	1.5%	1.6%	1.5%	1.5%	1.6%

(1)	Average monthly local minutes of use per customer (without roaming).
(2)	Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

TDS Telecom Summary Operating Data

Quarter Ended	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
TDS Telecom
ILEC:
Access line equivalents (1)	757,300	752,100	747,500	742,300	735,300
Access lines	616,500	622,700	628,600	632,100	635,500
Dial-up Internet service accounts	77,100	82,200	86,800	90,800	90,700
Digital Subscriber Line (DSL) customers	105,100	94,100	84,000	75,300	65,500
Long distance customers	340,000	335,100	331,300	327,100	321,500

CLEC:
Access line equivalents (1)	456,200	452,900	450,900	449,200	448,600
Dial-up Internet service accounts	10,200	11,000	11,800	13,500	14,200
Percent of access lines on-switch	93.0%	92.6%	92.2%	91.7%	91.1%
Digital Subscriber Line (DSL) customers	42,100	41,000	39,900	38,500	36,400

(1)	Access line equivalents are derived by converting high capacity data lines to the estimated capacity of one switched access line.

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On Feb. 23, 2007, TDS and U.S. Cellular issued guidance for the year ending December 31, 2007.

U.S. Cellular 2007 guidance as of Feb. 23, 2007 is as follows:
Net Retail Customer Additions	350,000 - 400,000
Service Revenues	Approx. $3.5 billion
Operating Income	$375 - $425 million
Depreciation, Amortization & Accretion	Approx. $615 million
Capital Expenditures	$600 - $615 million

TDS Telecom (ILEC and CLEC) operations 2007 guidance as of Feb. 23, 2007 is as follows:
Operating Revenues	$850 - $900 million
Operating Income	$130 - $150 million
Depreciation and Amortization	$155 million
Capital Expenditures	$110 - $130 million

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Dec. 31, 2006, the company employed 11,800 people and served 7 million customers/units in 36 states.

About U.S. Cellular
As of Dec. 31, 2006, U.S. Cellular, the nation's sixth-largest wireless service carrier, employed 8,100 people and provided wireless service to 5.8 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

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For more information about TDS or its business units, visit:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com

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